Exhibit 10. 17

Factory Buildings Lease Agreement

Party A (Lessor): Shenzhen Qiaotou Equity Cooperation Co.
Party B (Lessee): Shenzhen Ritar Power Co., Ltd.

For the purpose of introducing foreign capital, promoting the development and increasing the economic income of Party A, both parties make a friendly negotiation upon the their mutual benefit and common development. Based on the lease agreement signed on 15 January 2003 has expired on 30 January 2006, both parties conclude the following Agreement on 1 February 2006 for leasing Party A’s factory buildings.

Party B shall use and manage the lease premises in accordance with PRC laws and regulations.

Party A shall lease the completed Factory Building A4 (with area of 6,100 square meters) at the Second Phase of Fuqiao Second Industrial Zone, Qiaotou Village, Fuyong Town, Bao’an District, Shenzhen.

The lease term shall be three years from February 1, 2006 to January 30, 2009. After the expiration of the lease term, if Party B request for renewal of lease, both parties shall make a negotiation on it separately.

The lease term of this Lease Agreement shall be deemed commenced form February 1, 2006.

The rental shall be RMB11.8 Yuan (pretax) per square meters each month. Party B shall pay the rent to Party A before the 20th monthly. Otherwise, he shall pay the surcharge upon the negotiation between both parties.

Party B shall pay RMB71,980 Yuan to Party A as the lease guaranty deposit three days after this Lease Agreement comes into effect which will be returned at the expiration of the lease term. If Party B breaches the Agreement, Party A shall keep the aforesaid deposit.

Party B shall pay the rent of the leased buildings to Party A before the 20th each month. In case the rental is overdue, Party B shall pay 0.05‰of monthly rental as surcharge every day, if the rental be paid over two months overdue, Party A has the right to terminate the Agreement, take back the leased premises and keep the deposit without giving Party B any compensations.

Party A shall bear the duty of installing the pipes and wires for plumbing, electricity and the fire service to the edge of the factory buildings. Party A shall provide, apply for the approval for and install an electric transformer of 315KVA and a lift bears the weight of 2 tons for each leased building for Party B. Other facilities and the parts of overdue of electricity except the electric transformer shall be applied by Party B itself. The proper right of transformers installed additionally by Party B shall belongs to Party B.

During the lease term, Party A shall be responsible to fix any damages of the leased buildings caused by the problems of their main structure. If the damages is because of the over loading than 700kg per square meters performed by Party B, Party B shall bear the liability of compensating the damages of leased buildings.

During the lease term, Party B shall obtain the consent of Party A to decorate the leased factory buildings or sublease the leased factory buildings to the third party.

During the lease term , Party B shall pay the entire operating fee including taxes, expenses cost by industry and commerce, water and electricity on the basis of the provisions of the laws and regulations. Any results caused by Party B’s failure of performing the aforesaid payment shall be borne by Party B.

Party B shall pay RMB1,500 Yuan as the sharing salaries for security men, cleaners and other water and electric workers outside the Zone of each leased building per month. The payment shall be transferred to Party A together with the monthly rent.

According to the regulations of the Zone, all the waste materials resulting from the operation of Party B shall be purchased and managed by Party A at the market price to prevent from any security problems.

During the lease term, Party B shall bear the management fee and the operating fee.

When the lease term expires, Party B shall return the real estate facilities to Party A and take the chattels away, fix the broken doors and windows of the leased buildings, clean the leased area and obtain the consent of Party A to return the leased premises.

During the lease term, both parties have rights to cancel the Agreement in advance if it fails to be preformed because of force majeure. The issues shall be dealt according to relevant PRC laws and regulations.

Party A shall assist Party B in handling the registration formalities of industry, commerce and tax at the District Competent Authority and the relationship between Party B and the local governmental departments.

After this Agreement comes into effect, if there is any confliction between the documentations issued by either of both parties for the purpose of corresponding relevant PRC laws and regulations and this Agreement, both parties shall submit to this Agreement.

During the lease term, any party who fails to fulfill any duties stipulated by the articles of this contract and that causes losses of the other party, he shall pay for the actual loss. If Party B fails to continue the operation of the business and or Party A fails to continue to lease the buildings caused by the distressed market conditions during the term of the lease, either party shall notify the other party in writing three months in advance. Both parties shall resolve the issue by negotiations.

If both parties have disputes of performing this Lease Contract, they shall settle the disputes through negotiations; if they fail to consult, they may apply for arbitration by Shenzhen Arbitration Commission.

Anything not covered in this Agreement will be discussed separately by both parties and be signed in a supplement agreement. The supplement agreement has the same effect as the original Agreement.

This Agreement has two originals and each party holds one original. Both originals have the same legal effect.

This Agreement shall come into effect on the day of execution.

Party A :
Shenzhen Qiaotou Equity Cooperation Co.
(Corporate Seal)

Party B: (Corporate Seal)
By:	/s/ Jianjun Zeng
Name: Jianjun Zeng

Sign Date: March 28, 2006